Exhibit 14.1

Code of Business Conduct and Ethics

Code of Business Conduct & Ethics

Document Contents:

•     Objective and Scope

•     To Whom the Policy Applies

•     Ethical Requirements

•     Definitions

•     Compliance with Applicable Laws

•     Act in Accordance with Company Policies and Procedures

•     Public Disclosure and Books and Records

•     Corporate Assets and Opportunities

•     Confidentiality of Corporate Information

•     Reporting Responsibilities and Procedures

•     Compliance Officer and the Ethics Committee

•     Confidentiality

•     Waivers of this Code

•     Non-Retaliation

•     Certificate of Compliance

•     Consequences and Examples of Non Compliance

•     Related Information

•     Name and Department Owning this Policy

•      Questions

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Objective and Scope	This Code outlines a code of business conduct and ethics that is applicable to each director, officer, and employee of Open Text Corporation and each of its subsidiaries (collectively, “Open Text” or the “Company”).

•     Open Text is committed to maintaining a workplace in which the Company can receive, retain, and address concerns regarding any matter addressed by this Code.

•     This Code has been established to encourage employees, officers, and directors of the Company to raise good faith concerns on a confidential basis, free from discrimination, retaliation or harassment, anonymously, or otherwise.

Open Text has issued this Code to deter wrongdoing and to promote the following principles:

Honest and Ethical Conduct	Honest and ethical conduct by the directors, officers, and employees of the Company, including in the handling of actual or apparent conflicts of interest between personal and professional relationships, including but not limited to transactions or agreements in respect of which a director, officer, or employee has a material interest (see “Honest and Ethical Conduct and Conflicts of Interest”).

Compliance	Compliance with applicable governmental laws, rules, and regulations (see “Compliance with Applicable Laws”)

Acting in Accordance with Company policies	Acting in accordance with Company policies and procedures (see “Act in Accordance with Company Policies and Procedures”)

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Disclosure	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission (SEC) and other applicable regulatory bodies, and in other public communications made by the Company (see “Public Disclosure and Books and Records”)

Standards	Maintaining the highest standards to ensure that all business records and financial reports are accurate, complete, understandable, and contain no misrepresentation (see “Public Disclosure and Books and Records”)

Assets	Protection and proper use of corporate assets and opportunities (see “Corporate Assets and Opportunities”)

Confidentiality	Confidentiality of corporate information (see “Confidentiality of Corporate Information”)

Contact	The prompt internal reporting of any violations of this Code or other illegal or unethical behavior to the Compliance Officer or the Chair of the Corporate Governance and Nominating Committee of the Board of Directors (see “Reporting Responsibilities and Procedures”)

Accountability	Accountability for adherence to this Code

You are responsible for acting in accordance with this Code and all other policies and procedures of Open Text in all matters. The Company expects you to behave ethically and to conduct your business activities on behalf of the Company with honesty and integrity. When this Code refers to acting “ethically,” it means conduct that conforms to accepted professional standards.

Adherence to this Code is a condition of employment, and failure to adhere to this Code is considered a serious violation of the employment relationship and will lead to disciplinary action that may include dismissal.

Among your most important responsibilities are the obligations to:

1.	Comply with this Code and Company policies and procedures.

2.	Comply with applicable laws, rules, and regulations.

3.	Raise any concern about a possible violation of this Code, Company policies and procedures, or applicable law.

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To Whom the Policy Applies	This policy applies to all employees of Open Text Corporation and subsidiaries.

Ethical Requirements	Each Open Text director, officer, and employee shall:
Employee Obligations

1.	Maintain high standards of conduct and character in both professional and personal activities;

2.	Act honestly and ethically;

3.	Serve in the interest of Open Text and its shareholders in a diligent, loyal, and honest manner; and

4.	Not knowingly be a party to any illegal or improper activities.

Conflicts of Interest

Each director, officer, and employee must avoid “conflicts of interest.” Employees should not use their position in the Company or the knowledge gained therein in such a manner that a conflict between the Company’s interest and their own interest arises.

Examples of Conflicts of Interest

1.	Your private interest interferes in any way–or even appears to interfere–with the interests of the Company as a whole.

2.	A conflict situation can arise when a director, officer, or employee takes action or has interests that may make it difficult to perform his or her duties to the Company objectively and effectively.

3.	Conflicts of interest may also arise when a director, officer, employee, or a member of his or her family receives improper personal benefits as a result of his or her position in the Company.

4.	Loans to, or guarantees of obligations of, such persons by the Company are of special concern.

Two other areas of particular concern are outlined below in the sections entitled

1.	Outside Involvements; and

2.	Act Impartially and No Collateral Benefits.

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The following is a non-exhaustive list of examples of other situations involving potential conflicts of interest that are prohibited by this Code and should be disclosed.

Additional Examples of Conflicts of Interest

Employment by a competitor, regardless of the nature of the employment, while simultaneously being employed by Open Text;

Giving Company business to another entity in which an employee or close family member has a substantial ownership or management interest;

Acting independently as a consultant to a known Company competitor, customer, or supplier;

Using Company assets, intellectual property, or other resources for personal gain; and

Accepting any cash, gift, or benefit that is intended to, or could be interpreted as, intended to influence the performance of your duties (see also “Act Impartially and No Collateral Benefits” below).

These are a few examples among many situations that could potentially give rise to a conflict of interest or an appearance of a conflict of interest.

Outside Involvements

To protect the Company, outside involvements that compete with Open Text’s products or services and that could result in interference with job performance at Open Text, or may result in a conflict of interest, may not be maintained by any director, officer or employee unless the proper written approvals are obtained prior to commencement of the outside involvement. (see “Disclosure of Conflicts of Interest” below)

Employees should avoid acquiring any interests or participating in any outside activity that could: deprive the Company of the attention required of the employee in performing his or her duties properly; require significant time commitments; create any obligation that would affect their judgment to act solely in the Company’s best interests; or reflect negatively on the Company’s image.

Examples of other situations regarding outside involvements include:

Examples of Outside Involvement

Serving as an officer/director or receiving remuneration from an organization whereby a conflict of interest may arise, or where there is any potential interference with job performance at Open Text.

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Accepting a board position with a not-for-profit entity if there is, or may be, a Company business relationship with the entity or an expectation of financial or other support from the Company.

Doing business for Open Text with a party with whom you or an immediate family member have an association that represents a conflict of interest, unless disclosure is made and prior written approval is obtained after a determination has been made that no conflict of interest exists.

Furthermore, you may not own, or own a substantial interest in, an entity that is a competitor, customer of, or a supplier to Open Text, or that is in a partnering alliance with Open Text, and those entities known to you to be considering any such relationship. This does not apply to investments in mutual funds or pension plans which themselves invest in any such entities as part of their portfolios.

Open Text directors must notify the Executive Chairman once he or she has determined to accept any invitation to serve on another corporate board or with any governmental advisory or charitable organization. The Corporate Governance and Nominating Committee shall evaluate the continued appropriateness of Open Text board membership under the new circumstances and, if necessary, make a recommendation to the Board as to any action to be taken with respect to continued board membership. Other possible outside involvements by members of the Board of Directors addressed by this section of the Code must be referred to the Executive Chairman and the Chair of the Corporate Governance and Nominating Committee.

Act Impartially and No Collateral Benefits

Customers, suppliers, competitors and all other persons are to be treated with complete impartiality and according to the Company’s best interests. No payments, gifts, or benefits may be offered to any person in an attempt to influence improperly that person’s performance of duties. In addition, no money, merchandise, favor, or services (other than as accepted in general business practice and for which you have received approval in advance from the Level D manager responsible for the business affairs of the applicable Business Unit) shall be offered to any agent or organization in a position to benefit Open Text.

You are not permitted to accept any cash, gift, or benefit that is intended to or could be interpreted as intended to influence the performance of your duties. This prohibition extends to members of your immediate family. If you are offered any cash, gift, or benefit, notify your Level D manager or the Compliance Officer. If it is more than a common business courtesy, return the gift or refuse the benefit immediately.

All commissions, rebates, discounts, credits, and allowances must be in the form of written instruments made out to the business entity involved. Courtesies to external sources are to be detailed on a Business Expense Report.

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There are several laws in various jurisdictions that make it illegal to offer a direct or indirect benefit to a public official or government employee for the purpose of obtaining, retaining, or directing business. If you are involved in government contracting, please request further information from the Compliance Officer or the Legal Department.

Disclosure of Conflicts of Interest

You must disclose any matter that you believe might violate any of the provisions of this section of the Code or that might raise doubt regarding your ability to act objectively and in the Company’s best interest. This disclosure is made for the purpose of determining whether or not a conflict or violation exists and whether or not the individual can proceed with the proposed activity or conduct.

Employees who are not officers or directors should disclose any such situation to their Level E or D Manager who will refer the matter to the Compliance Officer or the Chair of the Corporate Governance and Nominating Committee of the Board of Directors, as appropriate. Prior written approval from the Level D Manager responsible for the business affairs of the employee’s Business Unit and the Compliance Officer will be required before the individual can proceed.

Directors and officers should disclose any such situation that reasonably could be expected to give rise to a conflict of interest or the appearance of a conflict to the Chair of the Corporate Governance and Nominating Committee of the Board of Directors. Prior written approval from the Chair of the Corporate Governance and Nominating Committee will be required before the individual can proceed.

Dealings with Competitors

Open Text employees are forbidden from using dishonest means to seek to obtain trade secrets or other confidential information about Open Text’s competitors.

Open Text employees must only accept, read, use or obtain information about competitors through lawful means.

Open Text employees are also forbidden from sharing information with competitors about matters such as pricing and conditions of sale, costs, market conditions or other confidential information, from which competitors could gain benefit over Open Text.

Definitions
	Term	Definition

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Business Unit	Refers to one or more of the functional areas of the Company such as: Legal, Finance, Research and Development, Human Resources, Global Services, IS&T, Marketing, and Sales.

Compliance Officer	Refers to the Chief Legal Officer and Corporate Secretary, who shall also be the Chairperson of the Ethics Committee (complianceofficer@opentext.com).

Level D Manager	Refers to a person who is a direct report to the President and Chief Executive Officer.

Level E Manager	Refers to a person who is a direct report to a Level D manager.

Compliance with Applicable Laws

Open Text is required to comply with many laws in the jurisdictions in which it conducts business. Open Text is committed to compliance with all applicable laws, rules, and regulations.

Illegal activity, including fraud for the benefit of the Company or any employee, is strictly forbidden. Any questions regarding compliance with applicable laws, rules, and regulations should be directed to the Legal Department.

Act in Accordance with Company Policies and Procedures	You are responsible for complying with all of Open Text’s policies and procedures including, but not limited to, policies and procedures that address the topics discussed below and elsewhere in this Code.

Topic	Details

No Discrimination or Harassment

Decisions affecting employees (hiring, promoting, training, etc.) must be made on the basis of qualifications and performance. No one is to be disadvantaged due to race, national origin, religion, gender, age, marital status, physical disability, veteran status, sexual orientation, or any factor unrelated to job requirements.

You shall respect the personal dignity of fellow workers and maintain a workplace that does not condone any form of harassment.

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No Theft	You must not remove Open Text or other employees’ materials or property from the premises without approval.

No Illegal Substances or Substance Abuse	You will not be in possession of, sell, or distribute any illegal substances. You will not consume or be under the influence of illegal substances while performing work duties. For further details please see the Substance Abuse Policy that applies to your work location.

Email and Internet Usage	You must limit your personal use of Company email and Internet tools and abide by the restrictions on their use as imposed by the Company.

Copyright	You must respect the copyrights of others and use licensed software in conformity with the terms and conditions of applicable license agreements.

For full details regarding policies of Open Text, including the above matters, please refer to the following:

•     Anti-Harassment Policy,

•     Anti-Theft Policy,

•     Substance Abuse Policy,

•     Email, Internet and Social Computing Policy, and

•     Other corporate policies posted on Open Text Central.

At any time, employees can seek clarification of the above requirements from their direct management.

Public Disclosure and Books and Records

Open Text is committed to providing full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and other applicable regulatory bodies, and in other public communications made by the Company.

You must strictly adhere to all of Open Text’s policies and procedures, which are designed to ensure that all transactions meet internal approval requirements and are properly recorded and supported as required by law and good business practice. Open Text strives to maintain the highest standards to ensure that all business records and financial reports are accurate, complete, understandable, and contain no misrepresentation. The Company is committed to complying with applicable laws requiring the fair and timely disclosure of material information and ensuring the

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accuracy of publicly disseminated information. In carrying out this commitment, Open Text maintains internal controls and procedures designed to provide reasonable assurance of achieving the following objectives:

•     Efficacy and efficiency of operations;

•     Safeguarding and proper management of the Company’s assets;

•     Reliability of financial reporting that is in compliance with generally accepted accounting principles; and

•     Compliance with applicable laws and regulations, including, without limitation, the Company’s responsibility to maintain disclosure controls and procedures intended to ensure that financial and non-financial information is collected, analyzed, and timely reported in full compliance with applicable law.

Undisclosed or unrecorded funds of money or assets shall not be established for any purpose.

Compliance with these controls and procedures is of paramount importance. If you believe that the Company’s books or records are not being properly maintained, or that its financial condition or results of operations are not being properly disclosed in accordance with these controls and procedures, you should report the matter (see “Reporting Responsibilities and Procedures” below).

Corporate Assets and Opportunities

You must use Open Text assets and opportunities for the intended purpose of supporting and conducting Company business, and you must avoid all conflicts of interest as discussed above under the heading “Honest and Ethical Conduct and Conflicts of Interest.”

Confidentiality of Corporate Information

Each director, officer, and employee is required to maintain the confidentiality of non-public information obtained in the course of his or her duties. The information shall not be used for personal benefit or released to inappropriate parties.

You occupy a position of trust within the Company. Never disclose confidential information in any form (for example records, reports, financial and sales information, or plans involving Open Text or its customers, suppliers, or competitors, such as customer names that have not been publicly announced, project details, acquisitions, etc.) to an outside party or to an employee who does not have authorized access. Use of confidential information for personal gain or to influence business transactions is not permitted.

Confidential information should only be discussed in a secure environment and only amongst employees with authorized access and on a “need to know” basis. Care should be taken while having business discussions in public environments such as on airplanes, elevators, in restaurants and other public venues that are considered insecure.

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If you receive an external request for confidential Open Text information, refer such requests to the Level E manager responsible for the business affairs of the applicable Business Unit. If a government agency has issued notice that by law it is required to release confidential Open Text information to a third party, you must escalate the matter by providing written notice to the Level D manager responsible for the business affairs of the applicable Business Unit, the Compliance Officer, and Open Text Legal Counsel prior to the release of the information.

There are strict laws prohibiting the buying and selling of securities using material corporate information that is not yet available to the public. This is called “insider trading” and is prohibited by law. Severe penalties can be imposed on persons who violate insider trading laws. Open Text directors, officers, and employees must not disclose non-public information to any other person and must not buy or sell Open Text shares or other securities when in possession of non-public inside information concerning Open Text. Providing “tips” to people outside the Company based on inside information about the Company is also prohibited by law, by Open Text’s Insider Trading Policy and by this Code. Directors, officers, and certain employees are subject to strict trading restrictions to avoid any appearance of trading based on non-public insider information. For more detail, please refer to the Insider Trading Policy posted on Open Text Central.

You must safeguard confidential documents, laptop computers, and other Open Text property that is required to be taken outside the workplace for legitimate business reasons.

You must forward all media inquiries to the Public Relations department. Regarding matters of litigation, or potential litigation, the details must be forwarded to the Legal Department without delay.

Reporting Responsibilities and Procedures

The Corporate Governance and Nominating Committee of the Board of Directors of the Company is responsible for administering this Code. An Ethics Committee and a Compliance Officer have also been designated to assist in the administration of this Code and the receipt of submissions made under this Code.

If you have knowledge of a potential, suspected or actual violation of this Code, you have an obligation to report relevant information to the Compliance Officer or the Chair of the Corporate Governance and Nominating Committee or to the hotline referred to below.

Issues and concerns may be reported to:

•     The Chair of the Corporate Governance and Nominating Committee at corporategovernance@opentext.com; or

•     The Compliance Officer via email at compliance@opentext.com, pursuant to

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procedures established by the Board of Directors in the Whistle Blower Policy; or

•     You may also raise a concern anonymously by calling Compliance Line, a 24-hour reporting hotline service. Your call will be answered by a third-party service that will submit your concern to the Compliance Officer or to the Chair of the Corporate Governance and Nominating Committee.

•     The Company’s dedicated toll free number is 1-800-361-8540.

•     Outside of North America, you can still access the toll free number by using AT&T USA Direct Access Numbers. A listing of these numbers by country can be found at AT&T USA Direct Access Numbers.

All issues and concerns specifically related to accounting, internal financial controls, and/or auditing will be reviewed and forwarded to the Audit Committee. All other issues will be dealt with pursuant to the procedures set forth below.

The Compliance Officer and the Ethics Committee

The CLO and Corporate Secretary as the Compliance Officer shall chair the Ethics Committee, which is composed of at least three people. The Ethics Committee will have one representative from the Legal Department, one representative for Human Resources, and one representative from a revenue-generating department. Members of the Ethics Committee may be rotated each fiscal year. The Ethics Committee is responsible for communication of this Code and assisting the Corporate Governance and Nominating Committee in administering this Code.

The Ethics Committee will meet at least annually and the Chair of the Ethics Committee will convene special meetings if required.

If	Then

A suspected violation is reported concerning an employee who is neither a director nor an officer of the company,	The Chair of the Ethics Committee will convene within 48 hours a meeting of the Ethics Committee to review the suspected violation.

A suspected violation is reported concerning a director or officer	The matter shall be referred directly to the Chair of the Corporate Governance and Nominating Committee who will convene within 48 hours a meeting of the Corporate Governance and Nominating Committee to review the suspected violation.

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Deliberations of the Corporate Governance and Nominating Committee and of the Ethics Committee will be conducted with professionalism and decisions will be recorded. Findings must also be shared with the reporting employee.

In the event that the employee is not a director or officer, the Chair of the Ethics Committee will review all decisions of the Ethics Committee with the Vice President of Legal and then the Ethics Committee will make recommendations to the President and Chief Executive Officer or the Board of Directors, as appropriate, for action.

In the case of a report concerning an employee who is a director or officer of the company, the Corporate Governance and Nominating Committee will make recommendations to the Board regarding any violations of this code.

Confidentiality

A reporting director, officer, or employee may disclose his or her identity but is not required to do so. Confidentiality of the reporting person will be maintained to the fullest extent possible consistent with applicable law and the need to conduct an adequate investigation.

Waivers of this Code

The Company expects all directors, officers, and employees to abide by the provisions of this Code and does not expect that waivers of this Code will be granted.

Only the Board of Directors or a Committee of the Board of Directors may grant a waiver of any provision of this Code. Open Text officers and directors must submit a request for such a waiver to the Corporate Governance and Nominating Committee of the Board of Directors in writing for its consideration. Open Text employees who are neither officers nor directors must submit a request for a waiver to the Compliance Officer. The Board of Directors will promptly cause the Company to disclose to investors any substantive changes in or waivers, along with reasons for the waivers, of this Code granted to directors or executive officers. Such disclosure shall be in a form prescribed by the U.S. Securities and Exchange Commission and any other applicable regulatory body.

Non-Retaliation

No director, officer, or employee who in good faith submits a report under this Code shall suffer retaliation, harassment, or an adverse employment consequence as result of such submission. An employee who retaliates against a person who has reported a violation in good faith will be subject to disciplinary action that may include dismissal.

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Certificate of Compliance	All directors, officers, and employees will be required to certify that they have read this Code and will comply with it.

Consequences and Examples of Non-Compliance

Disciplinary action for violation of this Policy will correspond to the gravity of the offense. If a violation is found to exist, appropriate corrective action will be taken, which may include loss of access to system accounts and/or other disciplinary action up to and including termination of employment.

Related Information

Open Text maintains separate, detailed policies regarding such matters as securities trading, public disclosure, health and safety, sexual harassment, employee theft, internet and email usage, and employee substance abuse that can be obtained by employees on the corporate Intranet. These separate policies are consistent in all aspects with the spirit and the letter of this Code.

Name and Department Owning this Policy	Office of the President

Questions	Any enquiries or clarification regarding this policy should be directed to: • complianceofficer@opentext.com

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